As filed with the Securities and Exchange Commission on August 3, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spectrum Brands Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-1339132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562	53562
(Address of Principal Executive Offices)	(Zip Code)

Spectrum Brands Holdings, Inc. Amended & Restated

2011 Omnibus Equity Award Plan

(Full title of the plans)

Nathan E. Fagre, Esq.

Senior Vice President, General Counsel and Secretary

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

(608) 275-3340

(Telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Ross M. Leff, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock, par value $0.01 per share	1,308,784 shares (1)	$86.285 (2)	$112,928,427.44 (2)	$14,060 (2)
Common Stock, par value $0.01 per share	512,156 shares (3)	N/A (4)	N/A (4)	N/A (4)
TOTAL	1,820,940 shares (5)	N/A	$112,928,427.44 (2)	$14,060 (2)

(1)

Represents the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Registrant”), available for issuance under the Spectrum Brands Holdings, Inc. Amended & Restated 2011 Omnibus Equity Award Plan (the “Equity Plan”), which the Registrant assumed in connection with the merger further described herein.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on August 1, 2018.

(3)

Represents the number of shares of Common Stock underlying outstanding equity awards under the Equity Plan that were converted into equity awards of the Registrant in the merger described herein, which were previously registered under our Registration Statement on Form S-4 (File No. 333-224209) filed under the Securities Act with the Securities and Exchange

Commission on April 10, 2018, as amended on May 18, 2018 and June 8, 2018.

(4)

These shares of Common Stock were previously registered under our Registration Statement on Form S-4 (File No. 333-224209) filed under the Securities Act with the Securities and Exchange Commission on April 10, 2018, as amended on May 18, 2018 and June 8, 2018. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

(5)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Equity Plan, relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) in relation to the assumption by the Registrant of the Equity Plan.

On July 13, 2018, pursuant to an Agreement and Plan of Merger, dated as of February 24, 2018 and amended June 8, 2018 (the “Merger Agreement”), by and among the Registrant, Spectrum Brands Legacy, Inc, (f/k/a Spectrum Brands Holdings, Inc.), a Delaware corporation (“Legacy Spectrum”), HRG SPV Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of the Registrant (“Merger Sub I”), and HRG SPV Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Registrant, Merger Sub I merged with and into Legacy Spectrum, with Legacy Spectrum continuing as the surviving corporation and a wholly owned subsidiary of the Registrant (the “Merger”).

By virtue of the Merger and at the Effective Time, (i) each award of common stock of Legacy Spectrum (“Legacy Spectrum Common Stock”) subject to vesting, repurchase or other lapse restrictions granted under the Equity Plan (each, a “Legacy Spectrum Restricted Stock Award”) that was outstanding as of immediately prior to the Effective Time, was assumed by the Registrant and was automatically converted into a restricted stock award of Common Stock equal to the number of shares of Legacy Spectrum Common Stock subject to such Legacy Spectrum Restricted Stock Award as of immediately prior to the Effective Time (each, a “New Restricted Stock Award”); (ii) each vested and unvested restricted stock unit award corresponding to a number of shares of Legacy Spectrum Common Stock granted under a the Equity Plan (each, a “Legacy Spectrum RSU Award”) that was outstanding as of immediately prior to the Effective Time, was assumed by the Registrant and was automatically converted into a restricted share unit award of Common Stock equal to the number of shares of Legacy Spectrum Common Stock subject to such Legacy Spectrum RSU Award as of immediately prior to the Effective Time (each, a “New RSU Award”); and (iii) each vested and unvested performance share unit award that corresponds to a number of shares of Legacy Spectrum Common Stock granted under the Equity Plan (each, a “Legacy Spectrum PSU Award” and, together with the Legacy Spectrum Restricted Stock Awards and the Legacy Spectrum RSU Awards, the “Legacy Equity Awards”) that was outstanding as of immediately prior to the Effective Time, was assumed by the Company and was automatically converted into a performance share unit award of Common Stock equal to the number of shares of Legacy Spectrum Common Stock subject to such Legacy Spectrum PSU Award as of immediately prior to the Effective Time (each, a “New PSU Award” and, together with the New Restricted Stock Awards and the New RSU Awards, the “New Equity Awards”).

This Registration Statement is being filed for the purpose of registering up to 1,820,940 shares of Common Stock, representing (1) 1,308,784 shares of Common Stock available for issuance pursuant to the Equity Plan, which the Registrant has assumed in connection with the Merger, which shares are being registered initially on this Registration Statement, and (2) 512,156 shares of Common Stock issuable upon the exercise or settlement of the New Equity Awards into which the Legacy Equity Awards were converted in the Merger, which shares were registered initially on Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Equity Plan the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items) except as otherwise stated below):

(a)    the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2017, filed November 20, 2017, as amended by the Registrant’s Current Report on Form 8-K filed April 2, 2018;

(b)    the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2017, filed February 9, 2018 and for the fiscal quarter ended March 31, 2018, filed May 4, 2018;

(c)    the Registrant’s Current Reports on Form 8-K filed November 30, 2017, December 5, 2017, December 15, 2017, January 16, 2018 (two reports), February 26, 2018, April 2, 2018, June 8, 2018, June 12, 2018, June 12, 2018, July 13, 2018 and August 3, 2018; and

(d)    the description of the Common Stock as contained in the Registration Statement on Form S-3, filed by the Registrant on December 11, 2013 (File No. 333-192779), as amended January 28, 2014, to register its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of common stock made hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Registrant may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits, or proceedings, whether civil, criminal, administrative, or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires approval of the Delaware Court of Chancery or the court in which the action or suit was brought, upon application, before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) and Second Amended By-laws (the “By-laws,” and together with the Charter, the “Organizational Documents”) contain indemnification provisions that provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee, or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Each Organizational Document also provides that the Registrant will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition, to the extent not prohibited by applicable law and, to the extent required by applicable law, the Registrant receives an undertaking to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Organizational Documents, agreement, vote of stockholders or disinterested directors, or otherwise.

The Charter also provides that, to the fullest extent permitted under the DGCL, none of the Registrant’s directors will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision is known as an exculpation provision. This exculpation provision is limited by Section 102(b)(7) of the DGCL, which prohibits the elimination or limitation of the personal liability of a director:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Each Organizational Document provides that any repeal or amendment of the indemnification or the exculpation provision by changes in law (or otherwise), or the adoption of any other provision of the Organizational Documents inconsistent with the aforementioned provisions, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change permits the Registrant to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Pursuant to the Merger Agreement, all rights to indemnification and exculpation existing in favor of the current or former directors or officers of the Registrant as provided in the Registrant’s certificate of incorporation, the Registrant’s bylaws or any contract to which the Registrant was a party, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect following the Effective Time. The Merger Agreement also provides that the organizational documents of the Registrant, for a period of six years after the Effective Time, must contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than were set forth in the organizational documents of the Registrant as of the date of the Merger Agreement.

In addition, the Registrant maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan, amended as of January 28, 2014 (incorporated by reference to Exhibit 99.1 of Legacy Spectrum’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

4.2	Second Restated Bylaws of Spectrum Brands Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed July 13, 2018).

5.1*	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleton, Wisconsin, on August 3, 2018.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre
Nathan E. Fagre Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nathan E. Fagre and Douglas L. Martin or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Maura David M. Maura	Executive Chairman of the Board; Chief Executive Officer (Principal Executive Officer)	August 3, 2018

/s/ Douglas L. Martin Douglas L. Martin	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2018

/s/ Kenneth C. Ambrecht Kenneth C. Ambrecht	Director	August 3, 2018

/s/ David S. Harris David S. Harris	Director	August 3, 2018

/s/ Norman S. Matthews Norman S. Matthews	Director	August 3, 2018

/s/ Terry L. Polistina Terry L. Polistina	Director	August 3, 2018

/s/ Hugh R. Rovit Hugh R. Rovit	Director	August 3, 2018

/s/ Joseph S. Steinberg Joseph S. Steinberg	Director	August 3, 2018